Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of ZyVersa Therapeutics, Inc. on Form S-3 of our report dated March 27, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of ZyVersa Therapeutics, Inc. as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023 appearing in the Annual Report on Form 10-K of ZyVersa Therapeutics, Inc. for the year ended December 31, 2024. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Marcum LLP
New York, NY
April 4, 2025

Marcum LLP / 730 Third Avenue / 11th Floor / New York, NY 10017 / Phone 212.485.5500 / marcumllp.com